STRADLEY RONON STEVENS & YOUNG, LLP
                         2600 ONE COMMERCE SQUARE
                  PHILADELPHIA, PENNSYLVANIA  19103-7098

                              (215) 564-8000


Direct Dial: (215) 564-8074


                             November 21, 1996



Delaware Group DelCap Fund, Inc.
One Commerce Square
Philadelphia, Pa.  19103


Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 (the "Rule") under the Investment Company Act of l940, as amended, (the "l940 Act"), Delaware Group DelCap Fund, Inc. (the "Fund"), a Maryland corporation, intends to file a Rule 24f-2 Notice (the "Notice") with the United States Securities and Exchange Commission. The Notice will recite that pursuant to the Rule the Fund, during the fiscal year ending September 30, l996, sold shares of common stock of the DelCap Fund A Class, the DelCap Fund B Class, the DelCap Fund C Class, and the DelCap Fund Institutional Class of the Company with an aggregate public offering price of $386,846,273 (not including $110,417,182 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice will be filed to make definite the registration of such shares of common stock of each series registered by the Fund under the Securities Act of l933 (the "l933 Act") for sale during such period under the Rule. You have also informed us that all of such shares covered by the Notice were issued in accordance with the provisions relating thereto in the registration statement filed under the l933 Act by the Fund as such registration statement was currently in effect during the period.

          We have acted as legal counsel to the Fund during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Fund; the By-Laws; the registration statements under the l940 and l933 Acts and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of common stock of the Fund described in the Rule 24f-2 Notice as having been sold pursuant to the Rule during the period were fully paid, non-assessable and legally issued shares of common stock of the Fund.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Fund's registration statement under the l933 Act and to the reference to us in the prospectus of the Fund as legal counsel who have passed upon the legality of the offering of the Fund's common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Fund is offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP



                         By: /S/STEVEN M. FELSENSTEIN
                             ------------------------
                             Steven M. Felsenstein


SMF/nlk


1847.1